ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated April 15, 2015

ETRACS CMCI Total Return ETN

Profile

ETN Ticker UCI

Issuer UBS AG

Issuer Credit Rating1 A2 (Moody’s); A (S&P); A (Fitch)

Underlying Index UBS Bloomberg CMCI Total Return Index

Initial trade date 4/01/2008

Maturity date 4/05/2038

Annual Tracking Rate 0.55%, accrued on a daily basis

CUSIP 902641778

Primary exchange NYSE Arca

ETN Ticker: UCI

Key Features

– Exposure to a portfolio of commodity

futures through a single investment

– Convenience of an exchange-traded

security

About the ETN

The ETRACS CMCI Total Return exchange-traded note (“UCI”) is designed to track the performance of the UBS Bloomberg

Constant Maturity Commodity Index Total Return (the “Index”),

less investor fees. The Index is the first benchmark commodity index to diversify across both commodities and maturities.

Exchange-traded Notes are senior, unsecured, unsubordinated

debt securities that provide investors with exposure to the total returns of various market indices, including those linked to stocks, bonds, commodities and/or currencies, less investor fees.

ETRACS are innovative investment products offering easy access to markets and strategies that may not be readily available in the existing marketplace.

About the Underlying Index

The Index is the first benchmark commodity index to diversify across both commodities and maturities. The Index measures

the collateralized returns from a basket of 28 commodity futures contracts representing the energy, precious metals, industrial metals, agricultural and livestock sectors. In addition, the commodity futures contracts are diversified across five constant maturities from three months up to three years. The Index was created in January 2007 and has no performance history

prior to that date.

ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Total Return ETN

Historical Index Returns

	1 Month	3 Months	6 Months	1 Year	3 Years	5 Years
UBS Bloomberg CMCI Composite USD TR Index	-5.14%	-6.31%	-19.13%	-26.40%	-30.41%	-16.54%
S&P GSCI Total Return Index	-6.81%	-8.22%	-33.61%	-40.32%	-42.64%	-33.97%
Bloomberg Commodity Index TR	-5.14%	-5.94%	-17.32%	-27.04%	-30.73%	-25.48%
Rogers International Commodity Index	-5.49%	-7.19%	-22.10%	-31.19%	-33.11%	-20.27%

Source: Bloomberg/Reuters. The historical Index returns shown above are cumulative total returns for the stated periods as of March 31, 2015 and are furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. UCI is subject to investor fees. As a result, the total return on UCI will always be lower than the total return on the Index or the total return on a direct investment in the Index constituents.

Index Comparison



140
132
124
116
108
100
92
84
76
68
60
Feb-11
Feb-12
Mar-13
Jan-14
Feb-15
UBS Bloomberg CMCI Composite USD TR Index
S&P GSCI Total Return Index
Rogers International Commodity Index
Bloomberg Commodity Index TR

Source: Bloomberg/Reuters. The graph above illustrates the historical total returns of the Index in comparison with other benchmark indices for the stated periods as of March 31, 2015. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. UCI is subject to investor fees. As a result, the return on UCI will always be lower than the total return of the Index or the total return on a direct investment in the Index constituents.

Target Weights

Name	% Weight
Energy	38.5%
Agriculture	27.8%
Industrial Metals	24.4%
Precious Metals	5.2%
Livestock	4.2%

Source: UBS AG, target weights H1 2015.

Benefits of Investing

– Exposure to a portfolio of commodity futures through a single investment.

ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Total Return ETN

Selected Risk Considerations

An investment in the ETRACS ETNs involves risks. Selected risks are summarized here, but we urge you to read the more

detailed explanation of risks described in the “Risk Factors”

section of the prospectus supplement for the ETRACS ETNs (the

“ETRACS Prospectus”). Capitalized terms used below (and

elsewhere in this document) but not defined herein shall have the meanings attributed to them in the ETRACS Prospectus.

– You may lose some or all of your principal—The Securities

are fully exposed to any decline in the level of the Index. You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is

not sufficiently above the Index Starting Level to offset the cumulative effect of the Fee Amount applicable to your

ETRACS ETNs. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index

Ending Level is therefore unpredictable. Commodity prices

may change unpredictably, affecting the prices of the

commodities underlying the exchange-traded futures

contracts comprising the Index and, consequently, the value

of the ETRACS ETNs.

– Limited performance history—The return on the ETRACS

ETNs is linked to the performance of the Index, which was

introduced in January 2007. As a result, the Index has a

limited performance history, and it is uncertain how the Index will perform. In addition, while the Index is intended to

represent a benchmark for commodities investments, the

methodology used to achieve this benchmarking has a limited

history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the

commodities market.

– Market risk—The return on the ETRACS ETNs, which may be

positive or negative, is directly linked to the performance of the Index, which is based on a variety of market and economic factors, interest rates in the markets and economic, financial,

political, regulatory, judicial or other events that affect the markets generally.

– Credit of UBS—The ETRACS ETNs are senior unsecured debt

obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETRACS ETNs depends on the ability of UBS to

satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market

value of the ETRACS ETNs and, in the event UBS were to

default on its obligations, you may not receive any amounts

owed to you under the terms of the ETRACS ETNs.

Potential over-concentration in particular commodity

sectors—The commodities underlying the futures contracts

included in the Index are concentrated in a limited number of sectors, particularly energy, agriculture and industrial metals.

Investment in the ETRACS ETNs will increase your portfolio’s exposure to fluctuations in the commodity sectors underlying the Index.

– A trading market for the ETRACS ETNs may not develop

- Although the ETRACS ETNs are listed on NYSE Arca, a

trading market for the Securities may not develop. Certain

affiliates of UBS may engage in limited purchase and resale

transactions in the ETRACS ETNs, although they are not

required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any

other exchange.

– No interest payments from the ETRACS ETNs—You will

not receive any interest payments on the ETRACS ETNs.

– No direct exposure to fluctuations in foreign exchange

rates—The value of your ETRACS ETNs will not be adjusted to

compensate for exchange rate fluctuations between the U.S.

dollar and each of the other currencies in which the futures contracts composing the Index are quoted. Therefore, if the

applicable currencies appreciate or depreciate relative to the

U.S. dollar over the term of the ETRACS ETNs, you will not

receive any additional payment or incur any reduction in the payment at maturity, call or early redemption.

– Minimum redemption amount—You must elect to redeem

at least 50,000 ETRACS ETNs for UBS to repurchase your

ETRACS ETNs, unless we determine otherwise or your broker

or other financial intermediary bundles your ETRACS ETNs for redemption with those of other investors to reach this

minimum requirement.

– Uncertain tax treatment—Significant aspects of the tax

treatment of the ETRACS ETNs are uncertain. You should

consult your own tax advisor about your own tax situation.

– UBS’s Contingent Call Right—UBS may elect to redeem all

outstanding ETRACS ETNs on or after April 4, 2013 as

described under ‘‘Specific Terms of the Securities—UBS’s Call

Right’’ in the ETRACS Prospectus.

ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Total Return ETN

Footnotes

1 The issuer credit rating as of March 31, 2015 pertains to the creditworthiness of UBS AG (that is, the ability of UBS AG to meet its obligations under the terms of the

ETNs) and is not indicative of the market risk associated with the ETNs. The creditworthiness of UBS AG does not affect or enhance the likely performance of the ETNs other than with respect to the ability of UBS AG to meet its obligations thereunder. We have not obtained a rating from any rating organization with respect to the

ETRACS ETNs.

Disclaimer

This material is issued by UBS AG and/or an affiliate thereof (“UBS”). Products and services mentioned in this material may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS

Securities LLC.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2015. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS.

Other marks may be trademarks of their respective owners. All rights reserved.

“UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are services marks of UBS and/or Bloomberg. Covered by US Patent Nos. 8,175,949 and 8,195,543.

Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by

Bloomberg.

For questions or additional information about ETRACS

Contact us ETRACS Investor Service Center: +1-877-387-2275

Hours available: Monday to Friday 8:00 a.m.—5:00 p.m. EST

Email: etracs@ubs.com

Website: www.etracs.com